NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

Financial Contacts: Kathleen L. Quirk (225) 765-2207	David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

Freeport-McMoRan Copper & Gold Inc.
Announces Third Quarter 2005
Debt Reductions of $302 Million

BATON ROUGE, LA, September 28, 2005 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) has entered into transactions to reduce indebtedness by approximately $302 million during the third quarter of 2005, as follows:

•	Repurchased in open market transactions $144.0 million of 10⅛% Senior Notes due 2010 for $159.8 million and $4.5 million of 7.5% Senior Notes due 2006 for $4.6 million and;

•	Privately negotiated transactions to induce conversion of $153.4 million of 7% Convertible Senior Notes due 2011 into 5.0 million shares of FCX common stock.

Richard C. Adkerson, President and Chief Executive Officer of FCX said, “These transactions reflect our previously announced financial policy of using our significant current cash flow from operations to improve our balance sheet as we are returning substantial cash to shareholders. To-date in 2005, we have made unscheduled reductions of debt approximating $500 million, distributed $313 million in common stock dividends ($1.75 per share, including a $0.50 supplemental dividend to be paid on September 30, 2005) and purchased $80.2 million in FCX common stock (2.4 million shares at $33.83 per share). We anticipate generating strong operating cash flows for the foreseeable future through the production of our long-lived, low-cost copper and gold reserves, which would enable us to continue improving our financial position and providing further cash returns to our shareholders.”

FCX repurchased $144.0 million of its $500 million 10⅛% Senior Notes due 2010. The total purchase cost approximated $162 million, including accrued interest, and will result in annual interest savings of approximately $15 million. FCX issued the 10⅛% notes in January 2003 and the remaining $356 million in outstanding 10⅛% notes are callable in February 2007. FCX also repurchased $4.5 million of its 7.5% Senior Notes due 2006 for $4.6 million; the remaining $55.4 million balance is due November 2006.

FCX negotiated transactions with holders of $153.4 million of its $575 million 7% Convertible Senior Notes due 2011. In these transactions, holders agreed to convert their 7% notes into 5.0 million shares of FCX common stock based on the $30.87 per share conversion price under the terms of the Notes. FCX agreed to pay the holders approximately $16 million in cash, including accrued interest from September 1, 2005. These transactions would result in annual interest savings of approximately $11 million and are expected to close by September 30, 2005. FCX issued $575 million of 7% Convertible Senior Notes in February 2003. These notes are noncallable. After giving effect to these conversions, FCX common shares outstanding would approximate 183 million.

FCX expects to record a one-time charge of approximately $27 million to net income in the third quarter of 2005 as a result of these transactions. The aggregate annual interest cost savings would approximate $27 million. These transactions are expected to reduce total debt, which approximated $1.8 billion at June 30, 2005, by $302 million, and are expected to reduce cash, which approximated $585 million at June 30, 2005, by $183 million.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding consolidated debt, projected charges to net income, and projected interest cost savings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release. Additionally, important factors that might cause future results to differ from these projections include the holders delivery of the notes for conversion, industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
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